Exhibit 15.3

Our Ref: 2023-00005
BY EMAIL ONLY

14 November 2023	PRIVATE AND CONFIDENTIAL

NOCO-NOCO INC. (the “Company”) 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands Attention: Board of Directors

Dear Sirs ANNUAL REPORT OF THE COMPANY ON FORM 20-F – LETTER OF CONSENT
1.

We have acted as legal advisors as to the laws of the Republic of Singapore to the Company in connection with the filing by the Company of an annual report on Form 20-F, for the year ended 30 June 2023 (the “Annual Report”) with the United States Securities and Exchange Commission.

2.	We confirm that we do not have any objections with the general descriptions of Singapore law under the heading “Government Regulations” and sub-heading “Singapore” in the Annual Report.
3.	We hereby consent to the filing of this letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Icon Law LLC
Icon Law LLC

Icon Law LLC (UEN: 202233399R) is a law corporation with limited liability and is a member of the ZICO Law network.